EXHIBIT 99.1

PRESS RELEASE DATED DECEMBER 17, 2004

FIRST LITCHFIELD FINANCIAL CORPORATION ANNOUNCES STOCK REPURCHASE PROGRAM

Litchfield, Connecticut, December 17, 2004/PR Newswire/. The Board of Directors of First Litchfield Financial Corporation, the parent company of The First National Bank of Litchfield announced that it has authorized a stock repurchase program to acquire up to an aggregate of 120,000 shares or approximately 6.21% of the outstanding common stock of the Corporation. The program will be dependent upon market conditions and there is no assurance as to the exact number of shares to be repurchased by the Corporation.

Joseph J. Greco, President and Chief Executive Officer of First Litchfield Financial Corporation, stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within a year. Mr. Greco explained that the Board of Directors considers the Corporation’s common stock to be an attractive investment and that repurchases should help to enhance shareholder value while maintaining the Corporation’s designation as a “well capitalized” institution and assuring adequate capital for the current and foreseeable future needs of the Corporation and its subsidiary, The First National Bank of Litchfield.

According to Mr. Greco, the repurchases generally will be effected through open market purchases, although he did not rule out the possibility of negotiated transactions or other types of repurchases.

The First National Bank of Litchfield operates full service banking offices in Litchfield, Marble Dale, Washington Depot, Goshen, Roxbury and Torrington, Connecticut.